Exhibit 10.1

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2023 (this “Agreement”), is entered into by and among Eli Lilly and Company, an Indiana corporation (“Parent”), Shenandoah Acquisition Corporation, a Delaware corporation and wholly owned Subsidiary of Parent (“Purchaser”), and [●], a [●], as Rights Agent (as defined herein). Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Merger Agreement (as defined herein).

RECITALS

WHEREAS, Parent, Purchaser and [SHENANDOAH], a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of June 28, 2023 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Purchaser (a) has made a tender offer (the “Offer”) to acquire all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) and (b) following the acceptance of the shares of Company Common Stock pursuant to the Offer, will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent; and

WHEREAS, as an integral part of the consideration of the Offer and the Merger, pursuant to and subject to the terms and conditions of the Merger Agreement, (a) holders of Company Common Stock (other than any shares of Company Common Stock described in Section 3.1(b) of the Merger Agreement and Dissenting Shares), (b) holders of Company Restricted Stock Units, (c) holders of Company Stock Options (other than Company Stock Options that have an exercise price that equals or exceeds the Closing Amount, which shall be cancelled as of Closing for no consideration in accordance with the terms of the Merger Agreement) and (d) holders of Company Warrants (other than Company Warrants that have an exercise price that equals or exceeds the Closing Amount and accordingly shall be cancelled as of Closing for no consideration in accordance with the terms of the Merger Agreement) will become entitled (any such holders described in the immediately foregoing clauses (a) to (d), the “Initial Holders”) to receive up to three contingent cash payments, each such payment being contingent upon, and subject to, the achievement of the applicable Milestone (as defined below) prior to the earlier of the applicable Milestone Expiration (as defined below) and the Termination (as defined below), subject to and in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties agree, for the equal and proportionate benefit of all Holders (as defined herein), as follows:

ARTICLE I
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1.           Definitions. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of not less than fifty percent (50%) of outstanding CVRs as set forth in the CVR Register.

“Agreement” has the meaning set forth in the preamble hereto.

“Assignee” has the meaning set forth in Section 6.3.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving Parent in which Parent is not the surviving entity, and (c) any other transaction involving Parent in which Parent is the surviving or continuing entity but in which the stockholders of Parent immediately prior to such transaction (as stockholders of Parent) own less than 50% of Parent’s voting power immediately after the transaction.

“Commercially Reasonable Efforts” means, with respect to a given activity, the effort, expertise and resources normally used by Parent in the development or commercialization of a comparable pharmaceutical product controlled by Parent which is of similar market potential at a similar stage of development or commercialization in light of issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound, platform, or product, the regulatory structure involved, the profitability of the applicable products, product reimbursement and other relevant strategic and commercial factors normally considered by Parent in making product portfolio decisions. For purposes of clarity, Commercially Reasonable Efforts will be determined on an indication-by-indication (if needed) and country-by-country basis, and it is anticipated that the level of effort may be different for different indications and countries and may change over time, reflecting changes in the status of the Product and the indications and country(ies) involved.

“Company” has the meaning set forth in the recitals hereto.

“Company Common Stock” has the meaning set forth in the recitals hereto.

“CVRs” means the rights of Holders hereunder (granted to Initial Holders as part of the consideration of the Offer and the Merger pursuant to the terms of the Merger Agreement) to receive contingent cash payments on the terms and subject to the conditions of this Agreement and the Merger Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Depositary” means [●].

“DTC” means The Depository Trust Company or any successor thereto.

“Encapsulation Technology” means the Company’s polymer chemistry platform comprising (a) small molecules which are covalently bonded with (b) biomaterials such as alginate or alginate derivatives to create microspheres for encapsulating therapeutic cells derived from an engineered cell line, for administration to humans or animals, including any improvements or enhancements.

“Equity Award CVR” means a CVR received by an Initial Holder in respect of Company Stock Options or Company Restricted Stock Units.

“European Union” or “EU” means the countries of the European Union as constituted on the date hereof.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

“Final Determination” means with respect to (a) U.S. federal income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870-AD and (b) Taxes other than U.S. federal income Taxes, any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

“First Dosing Milestone” means the occurrence of the first human patient being dosed with a Product in a Phase I Clinical Trial.

“First Dosing Milestone Expiration” means 12:00 a.m., Eastern Time on July 31, 2027.

“First Dosing Milestone Payment” means, if (a) the First Dosing Milestone is achieved before both (i) the First Dosing Milestone Expiration and (ii) the Termination, $4.06 in cash, without interest, per CVR, and (b) if the First Dosing Milestone is achieved at or after (i) the First Dosing Milestone Expiration or (ii) the Termination, $0 per CVR. For the avoidance of doubt, the First Dosing Milestone Payment shall only be due once, if at all, subject to the achievement of the First Dosing Milestone prior to the earlier of the First Dosing Milestone Expiration or the Termination.

“First Registration Purposes Dosing Milestone” means the occurrence of the first patient being dosed with a Product in a Pivotal Trial.

“First Registration Purposes Dosing Milestone Expiration” means 12:00 a.m., Eastern Time on December 31, 2028.

“First Registration Purposes Dosing Milestone Payment” means, if (a) the First Registration Purposes Dosing Milestone is achieved before both (i) the First Registration Purposes Dosing Milestone Expiration and (ii) the Termination, $26.39 in cash, without interest, per CVR, and (b) if the First Registration Purposes Dosing Milestone is achieved at or after (i) the First Registration Purposes Dosing Milestone Expiration or (ii) the Termination, $0 per CVR. For the avoidance of doubt, the First Registration Purposes Dosing Milestone Payment shall only be due once, if at all, subject to the achievement of the First Registration Purposes Dosing Milestone prior to the earlier of the First Registration Purposes Dosing Milestone Expiration or the Termination.

“Funds” has the meaning set forth in Section 2.6.

“Holder” means a Person in whose name a CVR is registered in the CVR Register as of the applicable date and time of determination.

“Initial Holder” has the meaning set forth in the recitals hereto.

“Islet Cells” means a cell population comprising naturally occurring, or any synthetically created, or modified, cells that are intended to recapitulate, mimic or otherwise express, in part or in whole, the functions, in part or in whole, of the cells of the pancreatic islets of Langerhans.

“Marketing Authorization” means, with respect to a Product, the Regulatory Approval required by applicable Laws to sell such Product in a given country or region. For purposes of clarity: (a) “Marketing Authorization” in the United States means final approval of a Biologics License Application, as defined in the FDCA, permitting marketing of such Product in interstate commerce in the United States; (b) “Marketing Authorization” in the European Union means marketing authorization for such Product granted either by an individual country or the European Medicines Agency or any successor agency or authority thereto; (c) “Marketing Authorization” in Japan means marketing authorization for such Product granted by The Ministry of Health, Labour and Welfare (MHLW); and (d) “Marketing Authorization” in the United Kingdom means marketing authorization for such Product granted by the Medicines and Healthcare Products Regulatory Agency.

“Marketing Authorization Milestone” means the receipt of Marketing Authorization for a Product in (a) the United States, (b) Japan or (c) three (3) of France, the United Kingdom, Italy, Spain, and Germany.

“Marketing Authorization Milestone Expiration” means 12:00 a.m., Eastern Time on December 31, 2031.

“Marketing Authorization Milestone Payment” means, if (a) the Marketing Authorization Milestone is achieved before both (i) the Marketing Authorization Milestone Expiration and (ii) the Termination, $81.19 in cash, without interest, per CVR, and (b) if the Marketing Authorization Milestone is achieved at or after (i) the Marketing Authorization Milestone Expiration or (ii) the Termination, $0 per CVR. For the avoidance of doubt, the Marketing Authorization Milestone Payment shall only be due once, if at all, subject to the achievement of the Marketing Authorization Milestone prior to the earlier of the Marketing Authorization Milestone Expiration or the Termination.

“Merger” has the meaning set forth in the recitals hereto.

“Merger Agreement” has the meaning set forth in the recitals hereto.

“Milestone(s)” means each of the First Dosing Milestone, the First Registration Purposes Dosing Milestone and the Marketing Authorization Milestone.

“Milestone Expiration” means, as applicable, (a) with respect to the First Dosing Milestone, the First Dosing Milestone Expiration, (b) with respect to the First Registration Purposes Dosing Milestone, the First Registration Purposes Dosing Milestone Expiration and (c) with respect to the Marketing Authorization Milestone, the Marketing Authorization Milestone Expiration.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment” means, as applicable, (a) with respect to the First Dosing Milestone, the First Dosing Milestone Payment, (b) with respect to the First Registration Purposes Dosing Milestone, the First Registration Purposes Dosing Milestone Payment and (c) with respect to the Marketing Authorization Milestone, the Marketing Authorization Milestone Payment.

“Milestone Payment Amount” means, for a given Holder, the product of (a) the applicable Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Notice.

“Milestone Payment Date” has the meaning set forth in Section 2.4(a).

“Offer” has the meaning set forth in the recitals hereto.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent” has the meaning set forth in the preamble hereto.

“Permitted CVR Transfer” means a transfer of CVRs: (a) by will or intestacy upon death of a Holder; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the settlor; (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger of the Holder) or if effectuated without consideration in connection with the dissolution, liquidation or termination of any Holder that is a corporation, limited liability company, partnership or other entity; (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner, and if applicable, through an intermediary; (f) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (provided that such distribution does not subject the CVRs to a requirement of registration under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended); or (g) as provided in Section 2.7.

“Phase I Clinical Trial” means a human clinical trial for any Product conducted by Parent in any country that satisfies the requirements of 21 CFR 312.21(a) and is designed to assess the safety of such Product in patients.

“Pivotal Trial” means a human clinical trial that (a) if the defined endpoints for such trial are met, is intended to be a pivotal trial for purposes of obtaining Regulatory Approvals and (b) satisfies the requirements of 21 C.F.R. 312.21(c) (or its successor regulation), or its equivalent in any other jurisdiction.

“Product” means a product comprising Islet Cells which (a) serve as an (but not necessarily the only) active agent and (b) are encapsulated or otherwise formulated for delivery using a formulation incorporating, or produced by, or otherwise using the Encapsulation Technology.

“Purchaser” has the meaning set forth in the preamble hereto.

“Regulatory Approval” means, with respect to any country or region, any approval, establishment license, registration or authorization of any Regulatory Authority required for the manufacture, use, storage, importation, exportation, transport or distribution of any Product for use in such country or region.

“Regulatory Authority” means any national, international, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the distribution, importation, exportation, manufacture, use, storage, transport, clinical testing, pricing, sale or reimbursement of any Product.

“Rights Agent” means the Rights Agent named in the preamble of this Agreement, until a successor Rights Agent is appointed pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Termination” has the meaning set forth in Section 6.8.

“Transfer Taxes” has the meaning set forth in Section 2.3(c).

Section 1.2 Rules of Construction. When reference is made in this Agreement to an Article, Section or Exhibit, such reference will refer to Articles and Sections of, and Exhibits to, this Agreement unless otherwise indicated. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the United States. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. Any reference to any Person shall be construed to include such Person’s successors and assigns. The words “ordinary course of business” shall mean the ordinary course of business consistent with past practice. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of this Agreement.

ARTICLE II
CONTINGENT VALUE RIGHTS

Section 2.1.           CVRs. Each CVR represents the contractual right of a Holder (granted to each Initial Holder as part of the consideration of the Offer and the Merger pursuant to the terms of the Merger Agreement) to receive the Milestone Payment(s) pursuant to, and subject to the terms and conditions of, this Agreement.

Section 2.2.           Nontransferable. The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted CVR Transfer; the foregoing restrictions shall apply notwithstanding that certain of the CVRs will be held through DTC. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3.           No Certificate; Registration; Registration of Transfer; Change of Address.

(a)           The CVRs will not be evidenced by a certificate or other instrument.

(b)          The Rights Agent will create and maintain a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs in book-entry position and Permitted CVR Transfers thereof. The CVR Register shall set forth (x) with respect to holders of Company Common Stock that hold such shares in book-entry form through DTC immediately prior to the Effective Time, one (1) position for Cede & Co. (as nominee of DTC) representing all such shares of Company Common Stock that were tendered in the Offer or converted into the right to receive the Offer Price as a consequence of the Merger in accordance with the terms of the Merger Agreement, and (y) with respect to (A) holders of shares of Company Common Stock that hold such shares in certificated form immediately prior to the Effective Time that were tendered in the Offer or converted into the right to receive the Offer Price as a consequence of the Merger in accordance with the terms of the Merger Agreement, upon delivery to the Depositary by each such holder of the applicable stock certificates, together with a validly executed letter of transmittal and such other customary documents as may be reasonably requested by the Depositary, in accordance with the Merger Agreement, (B) holders of shares of Company Common Stock who hold such shares in book-entry form through the Company’s transfer agent immediately prior to Effective Time, [(C) holders of Company Restricted Stock Units, (D) holders of Company Stock Options (other than Company Stock Options that have an exercise price that equals or exceeds the Closing Amount, which shall be cancelled as of Closing for no consideration in accordance with the terms of the Merger Agreement) and (E) holders of Company Warrants (other than Company Warrants that have an exercise price that equals or exceeds the Closing Amount and accordingly shall be cancelled as of Closing for no consideration in accordance with the terms of the Merger Agreement)], in each case of clauses (A), (B), (C), (D) and (E) the applicable number of CVRs to which each such holder is entitled pursuant to the Merger Agreement (other than, in the case of the foregoing clauses (x), (y)(A) and (y)(B), those who have perfected their appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware). The CVR Register will be updated as necessary by the Rights Agent to reflect the addition or removal of Holders (pursuant to any Permitted Transfers), upon the written receipt of such information by the Rights Agent.

(c)           Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer, in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing, or the Holder’s survivor (with written documentation evidencing such person’s status as the Holder’s survivor), and setting forth in reasonable detail the circumstances relating to the requested transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. As a condition of such transfer, Parent and the Rights Agent may require a transferring Holder or its transferee to pay to the applicable Governmental Body any transfer, stamp or other similar Tax or governmental charge that is imposed in connection with any such registration of transfer (“Transfer Taxes”). The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Transfer Taxes unless and until the Rights Agent is reasonably satisfied that all Transfer Taxes have been paid or that such Transfer Taxes are not applicable. All CVRs duly transferred in accordance with Section 2.2 that are registered in the CVR Register will be the valid obligations of Parent and Purchaser and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

(d)           A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4.           Payment Procedures; Notices.

(a)           If a Milestone is attained prior to the applicable Milestone Expiration for such Milestone and before the Termination, then on or prior to the date that is fifteen (15) Business Days following the achievement of such Milestone (such date, the “Milestone Payment Date”), (i) Parent shall deliver to the Rights Agent (x) a written notice indicating that such Milestone has been achieved (the “Milestone Notice”) and an Officer’s Certificate certifying the date of such achievement and that the Holders are entitled to receive the applicable Milestone Payment, (y) any letter of instruction reasonably required by the Rights Agent and (ii) Purchaser shall deliver to the Rights Agent (or to Parent, the Surviving Corporation or their Affiliates, as applicable, in the case of payments with respect to Equity Award CVRs) the payment required by Section 4.2. For the avoidance of doubt, each Milestone Payment shall only be due once, subject to the conditions set forth herein, if at all.

(b)           The Rights Agent will promptly, and in any event within fifteen (15) Business Days after receipt of a Milestone Notice as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of the Milestone Notice and pay the applicable Milestone Payment Amount to each Holder (other than a Holder of an Equity Award CVR) (i) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the date of the Milestone Notice or (ii) with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of the Milestone Notice, by wire transfer of immediately available funds to the account specified on such instruction. Purchaser will cause Parent, the Surviving Corporation or their Affiliates to pay the applicable Milestone Payment Amount to each Holder of an Equity Award CVR within fifteen (15) Business Days of the receipt of a Milestone Notice, subject to Section 2.4(c) of this Agreement.

(c)           Parent and its Affiliates (including Purchaser) and the Rights Agent shall be entitled to deduct and withhold from any Milestone Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under applicable Law. With respect to Initial Holders who received Equity Award CVRs, any such withholding may be made, or caused to be made, by Parent through the Surviving Corporation’s or its Affiliates’ (including Purchaser’s) payroll system or any successor payroll system. Prior to paying any Milestone Payment Amount to the Holders, the Rights Agent shall provide a reasonable opportunity for each Holder to provide IRS Forms W-9 or W-8, as applicable, or any other reasonably appropriate forms or information in order to reduce or eliminate any applicable withholding amount. Unless otherwise directed by Parent, the Rights Agent shall promptly and timely remit, or cause to be remitted, any amounts withheld in respect of Taxes to the appropriate Governmental Body. To the extent any amounts are so deducted and withheld and properly remitted, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. The parties intend that each Equity Award CVR and each payment provided with respect thereto is exempt from or in compliance with Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder and any state law of similar effect (collectively, “Section 409A”) to the maximum extent possible as a short-term deferral, within the meaning of Treas. Reg. §1.409A-1(b)(4), and it is intended that the achievement of each Milestone constitutes a substantial risk of forfeiture, within the meaning of Treas. Reg. §1.409A-1(d), and this Agreement shall be interpreted and administered in accordance therewith. It is intended that each payment provided under this Agreement with respect to an Equity Award CVR is a separate “payment” for purposes of Section 409A. Notwithstanding the foregoing, none of the parties to this Agreement nor any of their employees, directors or representatives (i) shall have any liability to a Holder or transferee or other Person in respect of Section 409A and (ii) are making any representations or warranties as to the tax consequences to a Holder or transferee or other Person in respect of Section 409A or otherwise with respect to such Equity Award CVR or payment, if any, thereunder. Each Holder shall be solely responsible for any and all taxes, including under Section 409A, that result from his or her Equity Award CVR and any payments thereunder. Parent may provide each recipient of an Equity Award CVR with a notice or award agreement setting forth the terms and conditions of the Holder’s entitlement to payments under such Equity Award CVR in accordance with the terms of this Agreement.

(d)          Any portion of a Milestone Payment Amount that remains undistributed six (6) months after the date of the delivery of the applicable Milestone Notice will be delivered by the Rights Agent to Parent or Purchaser, upon demand, and any Holder will thereafter look only to Parent and Purchaser for payment of the applicable Milestone Payment Amount, without interest, but such Holder will have no greater rights against Parent and Purchaser than those accorded to general unsecured creditors of Parent and Purchaser under applicable Law.

(e)           None of Parent, any of its Affiliates (including Purchaser) or the Rights Agent will be liable to any person in respect of any Milestone Payment Amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite efforts by the Rights Agent to deliver the Milestone Payment Amount to the applicable Holder pursuant to the Rights Agent’s customary unclaimed funds procedures, such Milestone Payment Amount has not been paid prior to the two (2) year anniversary of the applicable Milestone Payment Date (or immediately prior to such earlier date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Body), such Milestone Payment Amount will, to the extent permitted by applicable Law, become the property of Purchaser, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Purchaser agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Purchaser.

(f)           The Rights Agent shall be responsible for information reporting required under applicable Law with respect to the CVRs, including reporting the fair market value of the CVRs upon the Holders’ receipt of such CVRs on IRS Form 1099-B and reporting any Milestone Payments hereunder on IRS Form 1099-B or other applicable form to the extent required under applicable Law. Purchaser shall provide the Rights Agent with the fair market value of the CVRs and shall use commercially reasonable efforts to cooperate with the Rights Agent to provide any other information reasonably necessary for the Rights Agent to carry out its obligations in this Section 2.4(f).

Section 2.5.           No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or any of its Affiliates.

(a)           The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)           The CVRs will not represent any equity or ownership interest in Parent, any constituent corporation party to the Merger Agreement or any of their respective Affiliates or Subsidiaries (including Purchaser).

(c)           Neither Parent or its directors and officers nor Purchaser or its directors and officers will be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement or the CVRs.

Section 2.6.           Holding of Funds. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of its services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more segregated bank accounts to be maintained by the Rights Agent in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall keep funds received by it under this Agreement separate on its books and records so that such deposits can be subsequently identified on an individual basis and any such funds shall not be invested by the Rights Agent and shall not be used for any purpose not expressly provided for this Agreement or the Merger Agreement. In the event the Funds are diminished below the level required for the Rights Agent to make the applicable Milestone Payment Amount (to the extent remaining due) to Holders that are not Holders of Equity Award CVRs, as required under this Agreement, including any such diminishment as a result of investment losses, Parent shall promptly pay additional cash to the Rights Agent in an amount equal to the deficiency in the amount required to make sure payments.

Section 2.7.           Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or Purchaser without consideration therefor, which a Holder may effect via delivery of a written abandonment notice to Parent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates (including Purchaser) from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates (including Purchaser) shall be automatically deemed extinguished and no longer outstanding or entitled to further Milestone Payments for purposes of this Agreement.

Section 2.8.           Tax Treatment. The parties hereto agree to treat the CVRs (other than the Equity Award CVRs) for all U.S. federal and applicable state and local Tax purposes as (a) additional consideration for or in respect of the Company Common Stock pursuant to the Merger Agreement and (b) a “closed transaction” in which the fair market value of the CVRs, as determined by Purchaser in its sole discretion, is included in income in the taxable year of the Closing and, in each case, none of the parties hereto will take any position to the contrary on any Tax Return, any other filing with a Governmental Body related to Taxes or for other Tax purposes except as otherwise required by a Final Determination. Purchaser and/or Rights Agent, as applicable, shall report imputed interest on the CVRs pursuant to Section 483 of the Code, to the extent required by applicable Law.

ARTICLE III
THE RIGHTS AGENT

Section 3.1.           Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful or intentional misconduct, bad faith or gross negligence.

Section 3.2.           Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)           the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b)           whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful or intentional misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c)           the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)           the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e)           the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)           the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g)           the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h)           Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful or intentional misconduct, bad faith or gross negligence;

(i)            Parent agrees (i) to pay the reasonable and documented out-of-pocket fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof and (ii) to reimburse the Rights Agent for all Taxes and governmental charges paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable, documented and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; notwithstanding the foregoing, Parent shall have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel, in each case in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders except in the case of any suit enforcing the provisions of Section 2.4(a) or Section 3.2(h); and

(j)            No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

Section 3.3.           Resignation and Removal; Appointment of Successor.

(a)           The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Parent to the Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b)           If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent will as soon as is reasonably possible, appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)           Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent; provided that failure to give any notice provided for in this Section 3.3(c), shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be, in each case, in accordance with this Section 3.3.

(d)           The Rights Agent will cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

Section 3.4.           Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV
COVENANTS

Section 4.1.           List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company with respect to the shares of Company Common Stock, Company Restricted Stock Units, Company Stock Options or Company Warrants), the names and addresses of the Initial Holders of CVRs within thirty (30) Business Days after the Effective Time.

Section 4.2.           Payment of Milestone Payment Amounts. If a Milestone has been achieved prior to the earlier of (a) the applicable Milestone Expiration for such Milestone and (b) the Termination, Parent shall, or shall cause Purchaser to, in accordance with and subject to the achievement of the applicable Milestone prior to the earlier of the applicable Milestone Expiration or Termination, on or prior to the applicable Milestone Payment Date, (i) deposit with the Rights Agent, for payment to the Holders who are not Holders of Equity Award CVRs, in accordance with Section 2.4, the aggregate amount necessary to pay the applicable Milestone Payment Amount to each Holder who is not a Holder of an Equity Award CVR and (ii) deposit with Parent, Surviving Corporation, or their Affiliates, for payment to the Holders of Equity Award CVRs, in accordance with Section 2.4, the aggregate amount necessary to pay the applicable Milestone Payment Amount to each Holder of an Equity Award CVR. For the avoidance of doubt, the applicable Milestone Payment Amount shall only be paid, one time, if at all, subject to the achievement of the applicable Milestone prior to the applicable Milestone Expiration or Termination, and the maximum aggregate potential amount payable under this Agreement shall be $10,000,000 with respect to the First Dosing Milestone, $65,000,000 with respect to the First Registration Purposes Dosing Milestone and $200,000,000 with respect to the Marketing Authorization Milestone. If a Milestone has not been achieved prior to the applicable Milestone Expiration for such Milestone, then Purchaser will not be required to make any payment to the Rights Agent or the Holders pursuant to this Agreement in respect of such Milestone.

Section 4.3.            Additional Covenants.

(a)           Parent shall, and shall cause its Subsidiaries, licensees and rights transferees to, use Commercially Reasonable Efforts to achieve each Milestone; provided that use of Commercially Reasonable Efforts does not guarantee that Parent will achieve any Milestone by a specific date or at all.

(b)           In the event that any Milestone has not yet been achieved and Parent desires to consummate a Change of Control prior to the applicable Milestone Expiration for such Milestone, Parent or the Surviving Corporation, as applicable depending upon the structure of the Change of Control, will cause the Person acquiring Parent to assume Parent’s and the Surviving Corporation’s (as applicable depending upon the structure of the Change of Control) obligations, duties and covenants under this Agreement (including, for the avoidance of doubt, Section 6.11). No later than five (5) Business Days prior to the consummation of any Change of Control, Parent will deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control complies with this Section 4.3(b) and that all conditions precedent herein relating to such transaction have been complied with.

(c)           As promptly as practicable following receipt of the written request from Holders of greater than fifty (50%) of the outstanding CVRs, and subject to such Holders executing a customary confidentiality agreement in the event the information provided would constitute material non-public information of Parent, Parent will provide such Holders with a written update describing the status of the development of the CVR Products. Parent shall not be obligated to provide more than one (1) such update during any consecutive twelve (12)-month period or any update after July 31, 2027.

ARTICLE V
AMENDMENTS

Section 5.1.           Amendments without Consent of Holders.

(a)           Without the consent of any Holders or the Rights Agent, Parent and Purchaser, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)           to evidence the succession of another Person to Parent or Purchaser and the assumption by any such successor of the covenants of Parent or Purchaser herein as provided in Section 6.3;

(ii)          to add to the covenants of Parent and Purchaser such further covenants, restrictions, conditions or provisions as Parent, Purchaser and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)         to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)         as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities Laws outside of the United States; provided that, in each case, such provisions do not change the Milestones, the Milestone Expiration or the amount of the Milestone Payment or otherwise adversely affect the interests of the Holders;

(v)          to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Section 3.3 and Section 3.4; or

(vi)         any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b)          Without the consent of any Holders, Parent and Purchaser, and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4.

(c)           Promptly after the execution by Parent, Purchaser and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth the terms of such amendment.

Section 5.2.           Amendments with Consent of Holders.

(a)           Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and Purchaser, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)          Promptly after the execution by Parent, Purchaser and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3.           Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent (which may include internal counsel) stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4.           Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI
OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1.           Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, or by overnight courier, or three (3) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to the Rights Agent, to it at:

[●]

With a copy (which shall not constitute notice) to:

[●]
Attention:   [●]

Telephone: [●]
Email:          [●]

If to Parent, to it at:

Eli Lilly & Company
Corporate Center
Indianapolis, Indiana 46285
Telephone: (317) 276-2000
Email: custer_kenneth_1@lilly.com

Attention: Senior Vice President and Head of Corporate Business Development

With a copy (which shall not constitute notice) to:

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, IN 46285
Telephone:       (317) 276-2000
Email:                 ha_anis@lilly.com
Attention:         Senior Vice President - Transactions and Contracting

and

Morgan, Lewis & Bockius LLP
100 Park Avenue
New York, NY 10178-0060
Telephone:           (212) 309-6210
Email:                      [**]
Attention:           Russell M. Franklin

and

Morgan, Lewis & Bockius LLP
101 North Wacker Drive
Chicago, IL 60606-1511
Telephone:           (312) 324-1719
Email:                      [**]
Attention:           Benjamin H. Pensak

Any party may specify a different address by giving notice in accordance with this Section 6.1.

Section 6.2.           Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3.           Successors and Assigns. Each of Parent and Purchaser may assign any or all of its rights, interests and obligations hereunder in its sole discretion and without the consent of any other party, (a) to any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent, (b) to any purchaser, transferee, licensee, or sublicensee that is a company in the pharmaceutical industry of substantially all of the Intellectual Property and other rights (including all data, marketing authorizations and applications for marketing authorization), assets, rights, powers, privileges and Contracts, in each case, (x) held, owned or entered into by Parent or its Subsidiaries immediately after the Effective Time and (y) necessary for the production, development or sale of the Products; (c) in compliance with Section 4.3(b); (d) otherwise with the prior written consent of the Acting Holders, any other Person (any permitted assignee under clause (a), (b), (c) or (d), an “Assignee”), in each case provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent or Purchaser, as applicable, pursuant to the prior sentence. In connection with any assignment to an Assignee described in clauses (a) or (b) above in this Section 6.3, each of Parent or Purchaser, as applicable, (and the other assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent or Purchaser, as applicable, hereunder with such Assignee substituted for Parent or Purchaser, as applicable, under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of Parent’s successors and each Assignee and each of Purchaser’s successors and each Assignee, as applicable. Subject to compliance with the requirements set forth in this Section 6.3 relating to assignments and Section 4.3(b), this Agreement shall not restrict Parent’s, Purchaser’s, any Assignee’s or any of their respective successors’ ability to merge or consolidate with, or sell, issue, license or dispose of its stock or other equity interests or assets to, any other Person, or spin-off or split-off. Each of Parent’s successors and Assignees, and each of Purchaser’s successors and Assignees, as applicable, shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent or Purchaser, as applicable. The Rights Agent may not assign this Agreement without Parent’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4.           Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, Purchaser, Purchaser’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted CVR Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted CVR Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted CVR Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights (provided that the foregoing shall not limit the ability of an individual Holder to seek a payment due from the applicable party pursuant to Section 4.2 solely to the extent such payment amount has been finally determined in accordance with this Agreement and has not been paid within the period contemplated by this Agreement). Reasonable expenditures incurred by such Holders in connection with any enforcement action hereunder may be deducted from any damages or settlement obtained prior to the distribution of any remainder to Holders generally. Holders acting pursuant to this provision on behalf of all Holders shall have no liability to the other Holders for such actions.

Section 6.5.           Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)           Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware; provided that each of the parties has the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction.

(c)           EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5(C).

Section 6.6.           Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced by any rule, Law or public policy, the remaining provisions of this Agreement will be enforced so as to conform to the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 6.7.           Counterparts. This Agreement may be executed and delivered (including by executed signatures in electronic format (including “pdf”) and other electronic signatures (including DocuSign and AdobeSign) in each case transmitted by email) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 6.8.           Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability or obligations hereunder (other than with respect to monies due and owing by Parent or Purchaser to the Rights Agent in respect of the Rights Agents’ services hereunder and any services to be performed by the Rights Agent under Section 2.4(f) hereof), and no payments will be required to be made, upon the earliest to occur of (such time, the “Termination”) (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register the last of the Milestone Payment Amounts (if any) required to be paid under the terms of this Agreement, (b) the delivery of a written notice of termination duly executed by Parent, Purchaser and the Acting Holders and (c) December 31, 2032. For the avoidance of doubt, the right of any Holder to receive the Milestone Payment with respect to any Milestone, and any covenants and obligations of Parent and Purchaser (other than pursuant to Section 2.4(d)), shall be irrevocably terminated and extinguished if such Milestone is not achieved before the applicable Milestone Expiration for such Milestone or the Termination, whichever is earlier. Notwithstanding the foregoing, no termination shall affect any rights or obligations accrued prior to the effective date of such termination or Sections 6.4, 6.5, 6.6, 6.7, 6.9, 6.12 or this Section 6.8, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.

Section 6.9.           Entire Agreement. This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersede all prior agreements, written or oral, among the parties with respect hereto and thereto.

Section 6.10.           Legal Holiday. In the event that a Milestone Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Milestone Payment Date.

Section 6.11.         Obligation of Parent. Parent shall ensure that Purchaser and the Surviving Corporation duly perform, satisfy and discharge each of the covenants, obligations and liabilities applicable to Purchaser or the Surviving Corporation under this Agreement, and Parent shall be jointly and severally liable with Purchaser and the Surviving Corporation for the performance and satisfaction of each of said covenants, obligations and liabilities. References to Purchaser herein apply to the Surviving Corporation from and after the Effective Time.

Section 6.12.         Confidentiality. The Rights Agent and Parent agree that all books, records, information and data pertaining to the business of the other party, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by a valid order of a Governmental Body of competent jurisdiction or is otherwise required by Law or regulation.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ELI LILLY & COMPANY

By:
Name:
Title:

SHENANDOAH ACQUISITION CORPORATION

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]